TOYS“R”US, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR OF FISCAL 2011
Fourth Quarter Net Earnings Increase $13 Million to $343 Million
Annual Adjusted EBITDA of $1,054 Million Marks Third Consecutive Year Over $1 Billion
WAYNE, NJ (March 21, 2012) - Toys“R”Us, Inc. today reported financial results for the fourth quarter and full year of fiscal 2011 ended January 28, 2012. For the fourth quarter, the company reported net sales of $5.9 billion, Adjusted EBITDA1 of $749 million and net earnings of $343 million.
Jerry Storch, Chairman and CEO, Toys“R”Us, Inc., said, “We are pleased with the company's success in delivering our third consecutive year of Adjusted EBITDA in excess of $1 billion, and with the net earnings growth we realized in the fourth quarter. Importantly, we also increased our gross margin rate during the year through our strategies to expand exclusive product offerings and deepen relationships with manufacturers.”
Mr. Storch added, “We continue to see sales and operational benefits from the integration of our juvenile and toy offerings under one roof. During the year we further invested in and strengthened our omnichannel and internet capabilities, providing increased speed and multiple ways by which customers can now order and receive products. We are also pleased with the performance of our international segment, where we are implementing our expansion strategy and broadening our reach in emerging economies that are experiencing GDP growth and rising incomes. To this end, we acquired the ownership interest in our licensee operations in Greater China and Southeast Asia, which we believe provides significant growth opportunities ahead.”
“As we move forward in 2012, our team remains focused on offering customers the differentiated product selection, product presentation, service, and in-store experience that build upon our position as the premier shopping destination for toys and juvenile products,” Mr. Storch concluded.
Fourth Quarter Fiscal 2011 Highlights - Total Company

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Net sales were $5.9 billion, a decrease of $47 million compared to the prior year. Net sales were lower due to the company's decision to open significantly fewer Toys“R”Us Express stores during the 2011 holiday selling season, along with a decline of 1.1% and 2.7% in comparable store net sales in the Domestic and International segments. These decreases were partially offset by an increase in net sales from new locations within the International segment, which included business operations in Greater China and Southeast Asia, as well as a foreign currency translation benefit of $44 million.

•	Adjusted EBITDA decreased to $749 million, compared to $804 million in the prior year.

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The Learning and Core Toy categories continued to be strong, generating net sales growth of 3.4% and 1.9%. The Entertainment category (which includes electronics, video game hardware and software) was the weakest, declining 7.3%. Excluding the Entertainment category, net sales were up 0.7%. Internet sales continued to be strong.

•	Gross margin was $1,981 million, compared to $2,034 million in the prior year.

•	Selling, general and administrative (“SG&A”) expenses were $1,274 million, compared to $1,272 million in the prior year.

•	Earnings before income taxes for the quarter were $524 million, compared to $565 million in the prior year.

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Net earnings were $343 million, an increase of $13 million compared to $330 million in the prior year. The increase in net earnings was primarily attributable to a reduction in income tax expense and interest expense.

Note: All comparisons are versus the same period one year ago.
Fourth Quarter Fiscal 2011 Highlights - Domestic Segment

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Net sales of $3.6 billion decreased 3.2% versus the prior year driven by significantly fewer Toys“R”Us Express stores during the 2011 holiday selling season and a comparable store net sales decline of 1.1%.

•	The net sales decline was primarily due to an 8.7% decline in the Entertainment category (which includes electronics, video game hardware and software).

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Gross margin was $1,141 million, compared to $1,234 million in the prior year. Gross margin, as a percentage of net sales, was 31.7%, a decrease of 1.5 percentage points versus the prior year. The primary reasons for the margin rate decline were increased online sales and decreased sales from Toys“R”Us Express store locations.

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Operating earnings in the quarter decreased to $368 million, compared to $449 million in the prior year. The decrease was primarily due to a decline in gross margin, partially offset by a decrease in SG&A.

Fourth Quarter Fiscal 2011 Highlights - International Segment

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Net sales were $2.3 billion, an increase of 3.2% versus the prior year, driven principally by sales from new locations, including stores acquired in Greater China and Southeast Asia. Comparable store net sales decreased 2.7%.

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The Learning and Core Toy categories were the strongest, generating net sales growth of 6.8% and 6.0%. The Entertainment category (which includes electronics, video game hardware and software) was the weakest, declining 4.5%. Excluding the Entertainment category, net sales increased 4.6%.

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Gross margin was $840 million, compared to $800 million in the prior year. Gross margin, as a percentage of net sales, was 36.1%, an increase of 0.6 percentage points versus the prior year. This increase was due to improvements in margin rate primarily within our Core Toy and Learning categories, as well as a sales mix shift away from lower margin products in the Entertainment category.

•	Operating earnings were $325 million, compared to $315 million in the prior year.
Full Year Fiscal 2011 Highlights - Total Company
The following highlights combine the fourth quarter results being announced today with the results of the first three quarters of the fiscal year, which have been previously disclosed:

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Net sales were $13.9 billion, an increase of $45 million compared to the prior year. Excluding the impact of foreign currency translation of $293 million, net sales were down due to a decline in comparable store net sales of 1.7% in the Domestic segment and 2.7% in the International segment. Partially offsetting the decrease was an increase in net sales from new locations within the International segment, which included, from the date of acquisition, business operations in Greater China and Southeast Asia.

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The Learning and Core Toy categories were the strongest categories for the year, generating net sales growth of 5.0% and 4.3%. The Entertainment category (which includes electronics, video game hardware and software) was the weakest, declining 9.0%. Excluding the Entertainment category, net sales were up 1.8% for the year. Internet sales continued to be strong.

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The company converted or relocated 61 stores to an integrated side-by-side format and opened 10 new side-by-side stores. As of January 28, 2012, the company operated 327 side-by-side stores offering both toy and juvenile products and 96 additional Toys"R"Us stores which received a minor capital reinvestment contemporizing the store and dedicating a small portion of the store to juvenile products.

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Gross margin was $4,970 million, compared to $4,925 million in the prior year. The increase was driven by a foreign currency translation benefit of $113 million. Gross margin, as a percentage of net sales, increased 0.2 percentage points to 35.7%.

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SG&A expenses were $4,029 million, compared to $3,942 million in the prior year. The increase in SG&A was driven by $95 million of foreign currency translation impact. Excluding the impact of foreign currency translation, SG&A decreased primarily as a result of lower litigation settlement expenses for certain legal matters and a decrease in pre-opening, payroll and rent expenses.

•	Adjusted EBITDA for fiscal 2011 was $1,054 million, compared to $1,118 million in the prior year, marking the third consecutive year the company exceeded $1 billion in Adjusted EBITDA.

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Interest expense was $442 million, a decrease of $79 million versus the prior year. Interest expense was lower largely due to the write-off of deferred financing charges as a result of debt refinancings in the prior year.

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Net earnings for the full year were $149 million, compared to $168 million in the prior year. Contributing factors to the change in net earnings were an increase in SG&A, a decrease in income tax benefit and an increase in depreciation and amortization, partially offset by a decrease in interest expense and an increase in gross margin.
Capital Spending
The company's capital expenditure program is a key component of its long-term juvenile integration strategy, which recognizes the synergies between the toy and juvenile categories and integrates these businesses into one store. For the full year, the company invested $380 million primarily to convert, expand and remodel existing stores, open new stores and upgrade its information technology systems and capabilities, compared to $325 million in the prior year.
Debt
Total debt at the end of fiscal 2011 was $5,170 million, a decrease of $118 million from the prior year.
Form 10-K Timing
Additional disclosure regarding fiscal 2011 will be included in the Form 10-K, which the company currently anticipates will be filed on or about March 21, 2012.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world's leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 876 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and more than 625 international stores and over 140 licensed stores in 35 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand's flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys"R"Us, Inc. can be found on Toysrusinc.com.
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project”, “forecast”, “foresee”, “outlook”, “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance including profitable growth expectations, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry and changes in our product distribution mix and distribution channels, seasonality of our business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, changes in laws that impact our business, changes in employment legislation, our dependence on key vendors for our merchandise, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, political and other developments associated with our international operations, existence of adverse litigation and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Annual Report on Form 10-K and in our other reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.
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For more information please contact:
Bruce Bishop, Vice President, Investor Relations at 973-617-5160 or Bruce.Bishop@toysrus.com
Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

1A detailed description and reconciliation of EBITDA and Adjusted EBITDA, and management's reasons for using these measures, are set forth at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net sales	$5,925	$5,972	$13,909	$13,864
Cost of sales	3,944	3,938	8,939	8,939
Gross margin	1,981	2,034	4,970	4,925
Selling, general and administrative expenses	1,274	1,272	4,029	3,942
Depreciation and amortization	104	103	403	388
Other income, net	(13)	(21)	(44)	(51)
Total operating expenses	1,365	1,354	4,388	4,279
Operating earnings	616	680	582	646
Interest expense	(96)	(118)	(442)	(521)
Interest income	4	3	10	7
Earnings before income taxes	524	565	150	132
Income tax expense (benefit)	179	235	(1)	(35)
Net earnings	345	330	151	167
Less: Net earnings (loss) attributable to noncontrolling interest	2	—	2	(1)
Net earnings attributable to Toys “R” Us, Inc.	$343	$330	$149	$168

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	January 28, 2012	January 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$701	$1,013
Accounts and other receivables	254	255
Merchandise inventories	2,232	2,104
Current deferred tax assets	128	107
Prepaid expenses and other current assets	122	145
Total current assets	3,437	3,624
Property and equipment, net	4,052	4,061
Goodwill	448	384
Deferred tax assets	279	215
Restricted cash	30	16
Other assets	596	532
Total Assets	$8,842	$8,832

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,447	$1,560
Accrued expenses and other current liabilities	916	903
Income taxes payable	51	57
Current portion of long-term debt	315	570
Total current liabilities	2,729	3,090
Long-term debt	4,846	4,718
Deferred tax liabilities	154	119
Deferred rent liabilities	338	310
Other non-current liabilities	243	252
Temporary Equity - Noncontrolling interest	29	—
Total equity	503	343
Total Liabilities, Temporary Equity and Stockholders' Equity	$8,842	$8,832

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA

We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company's GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use these non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net earnings attributable to Toys"R"Us, Inc. to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net earnings attributable to Toys"R"Us, Inc.	$343	$330	$149	$168

Add:
Income tax expense (benefit)	179	235	(1)	(35)
Interest expense, net	92	115	432	514
Depreciation and amortization	104	103	403	388
EBITDA	718	783	983	1,035

Adjustments:
Litigation expense (a)	5	—	8	23
Sponsors management and advisory fees (b)	5	6	20	20
Prior period lease accounting (c)	—	—	—	16
Impairment on long-lived assets (d)	4	6	6	11
Compensation expense (e)	—	6	1	6
Transfer taxes (f)	—	6	—	6
Certain legal and accounting transaction costs	2	—	6	—
Property damage write-offs and repairs (g)	3	—	11	—
Acquisition costs (h)	1	—	4	—
Other (i)	11	(3)	15	1
Adjusted EBITDA (j)	$749	$804	$1,054	$1,118

(a) Represents litigation expenses recorded for certain legal matters.
(b) Represents fees expensed to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the "Sponsors") in accordance with the advisory agreement.
(c) Represents a non-cash cumulative correction of prior period straight-line lease accounting.
(d) Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.
(e) Represents the incremental compensation expense related to existing liability awards and the repurchase of awards by the

Company upon termination.
(f) Represents state and city property transfer taxes recognized in fiscal 2010 related to the merger transaction in fiscal 2005.
(g) Represents the write-off of damaged assets and repairs from an earthquake and resulting tsunami that hit the Northeast coast of Japan, a store fire in Australia and other property losses which occurred domestically.
(h) Represents costs incurred in conjunction with the acquisition of 70% ownership interest in Toys (Labuan) Holding Limited from Li & Fung Retailing Limited.
(i) Represents miscellaneous other charges consisting primarily of gains from property sales, store closure costs, restructuring and certain severance which were not individually significant for separate disclosure. Commencing in fiscal 2011, we have revised our definition of Adjusted EBITDA to add back certain officers' severance and store closure costs and have therefore revised our prior year Adjusted EBITDA calculations to add back such expenses. For the thirteen weeks ended January 29, 2011, severance and store closure costs were $1 million and $1 million. For fiscal 2010, severance and store closure costs were $4 million and $5 million.
(j) Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company's actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors' management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, gain (loss) on sale of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.